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                         THE MARSICO INVESTMENT FUND

                     CODE OF ETHICS FOR COVERED OFFICERS

I.  COVERED OFFICERS/PURPOSE OF THE CODE

This Code of Ethics for Covered Officers ("Code") of the portfolios of The Marsico Investment Fund (individually or collectively the "Fund" or "Funds") applies to the Fund's Principal Executive Officer and Principal Financial Officer (the "Covered Officers" identified in Exhibit A). The Code is intended to promote:

o Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

o Full, fair, accurate, timely, and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Fund;

o  Compliance with applicable laws and governmental rules and regulations;

o The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

o  Accountability for adherence to the Code.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

Each Covered Officer should adhere to a high standard of business ethics, and should be sensitive to situations that may give rise to either an actual or an apparent conflict of interest.

OVERVIEW. An actual "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of the Fund or the Officer's service to the Fund. For example, a conflict of interest may arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Fund.


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A potential conflict of interest occurs when a Covered Officer's private interest is such that it might, under certain circumstances, interfere with the interests of the Fund or the Officer's service to the Fund, but those circumstances do not now exist.

Appearances may create an apparent conflict of interest even when an actual conflict does not exist. For example, an apparent conflict may exist if a Covered Officer owns a security that the Fund is buying, even if there is no actual conflict of interest.

Though some potential or apparent conflicts are permissible, all conflicts should be handled sensitively and ethically.

SOME CONFLICTS ADDRESSED BY OTHER LAWS AND PROCEDURES. Certain actual or potential conflicts of interest may arise from the relationships between the Covered Officers and the Fund. These conflicts generally are subject to restrictions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not purchase or sell portfolio securities or other property from or to the Fund, or engage in certain joint transactions with the Fund, because of their status as "affiliated persons" of the Fund. The compliance programs and procedures of the Fund and Marsico Capital Management, LLC, the Fund's investment adviser ("adviser" or "MCM") are designed to prevent, or identify and correct, violations of these restrictions. This Code is not intended to replace the procedures designed to address these conflicts, which fall outside of the parameters of this Code.

Other actual or potential conflicts may arise from the contractual relationship between the Fund and MCM, which also employs the Covered Officers. This relationship may not necessarily present an opportunity for improper personal benefit. Covered Officers must necessarily establish policies and implement decisions that may have differing effects on MCM compared to the Fund. The Covered Officers' participation in such activities is inherent in the contractual relationship between the Fund and MCM, and is consistent with their performance of their duties as officers of the Fund. Such activities will be deemed to have been handled ethically as long as they are in conformity with the Investment Company Act, the Investment Advisers Act and the Fund's contract(s) with MCM.

CONFLICTS ADDRESSED BY THE CODE. This Code covers certain other actual or apparent conflicts of interest that are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The overarching principle is that the personal interests of a Covered Officer should not be


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placed improperly before the interests of the Fund. Here are some actions that each Covered Officer should avoid in order to avoid placing the Covered Officer's interests before those of the Fund:

Among other restricted actions, each Covered Officer must not:

o Use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund so that the Covered Officer would benefit personally to the detriment of the Fund;

o Cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than for the benefit of the Fund;

o Use material non-public knowledge of portfolio transactions made or contemplated for the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;

o Retaliate against any other Covered Officer, or any employee of the Fund, MCM, or their affiliated persons, for good faith reports of potential violations of the Code.

POTENTIAL CONFLICTS TO BE DISCUSSED. A Covered Officer should discuss potential conflicts of interest with MCM's General Counsel if they are material. Covered Officers are encouraged to discuss with MCM's General Counsel any potential conflict the materiality of which is uncertain. Examples include:(1)

o Certain situations discussed in the separate Code of Ethics of the Fund and MCM under Rule 17j-1 under the Investment Company Act, such as service as a director of a for-profit company; or the receipt of gifts or entertainment that are not nominal or customary, business-related, reasonable in cost, appropriate as to time and place, and insufficiently frequent to raise any question of impropriety.

o Any ownership interest in, or any consulting or employment relationship with, any of the Fund's service providers other than its investment adviser, principal underwriter, administrator or any affiliated person thereof.

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(1) Any activity or relationship that would present a conflict if a Covered
Officer engages in the activity or has such a relationship may also present a conflict if a member of the Covered Officer's family engages in the activity or has such a relationship.


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o  A direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares, other than an interest arising from the Covered Officer's employment (such as compensation or equity ownership).

III.  DISCLOSURE AND COMPLIANCE

Each Covered Officer should promote appropriate disclosure of accurate information about the Fund in required reports and other communications, and promote compliance with applicable laws and regulations.

o Each Covered Officer must familiarize himself with the disclosure requirements generally applicable to the Fund and the Fund's Disclosure Controls and Procedures.

o Each Covered Officer must not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, either within or outside the Fund, including to the Fund's trustees and auditors, and to governmental regulators and self-regulatory organizations.

o Each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Fund and MCM, and with outside professionals when he deems it necessary, with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds.

o Each Covered Officer has the responsibility to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.  REPORTING AND ACCOUNTABILITY

Each Covered Officer must:

o Upon adoption of the Code (or thereafter, upon becoming a Covered Officer), affirm in writing to the Fund's Board of Trustees (the "Board") that the Covered Officer has received, read, and understands this Code.

o Thereafter, annually affirm to the Board that the Covered Officer has complied with the requirements of this Code.


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o  Report at least annually on the Fund's Questionnaire for Directors and
Officers all categories of affiliations or other relationships concerning possible conflicts of interest.

o Notify MCM's General Counsel promptly if the Covered Officer is aware of facts and circumstances that he knows are a violation of this Code. Failure to do so is a violation of this Code.

V.  INVESTIGATION AND ENFORCEMENT

MCM's General Counsel is responsible for applying this Code to specific situations in which questions are presented under it, and has the authority to interpret this Code in any situation. However, any approvals or waivers(2) sought by the Principal Executive Officer will be considered by the Audit Committee of the Board (the "Committee").

The Fund will follow these procedures in investigating and enforcing this
Code:

o The General Counsel will take all appropriate action to investigate any potential violations reported to him;(3)

o If, after such investigation, the General Counsel believes that no violation has occurred, the General Counsel is not required to take any further action.

o Any matter that the General Counsel believes is a violation will be reported to the Committee.

o If the Committee concurs that a violation has occurred, it will inform the Board. The Board will consider appropriate action, which may include review of and appropriate modifications to applicable policies and procedures, notification to appropriate personnel of MCM, or a recommendation to dismiss the Covered Officer.

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(2) Item 2 of Form N-CSR defines "waiver" as "the approval by the registrant of a material departure from a provision of the code of ethics." Both waivers and "implicit waivers" must be disclosed as provided by SEC rules. Form N-CSR defines "implicit waiver" as "the registrant's failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer" of the registrant.

(3) The General Counsel is authorized to consult, as appropriate, with the chair of the Committee, counsel to the Independent Trustees of the Fund, and counsel to the Fund, and is encouraged to do so.


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o  The Committee will be responsible for granting waivers, as appropriate.

o Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

VI.  OTHER POLICIES AND PROCEDURES

This Code shall be the sole Code of Ethics for Covered Officers adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund, the Fund's adviser, principal underwriter, or other service providers may govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they conflict with the provisions of this Code. The separate Code of Ethics of the Fund and MCM under Rule 17j-1 under the Investment Company Act contains separate requirements applying to the Covered Officers and others, and is not part of this Code.

VII.  AMENDMENTS

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, and disclosed as required by SEC rules.

VIII.  CONFIDENTIALITY

All reports and records prepared or maintained pursuant to this Code will be considered confidential and be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Fund, MCM, the Board (and any committee of the Board) and their counsel.

IX.  INTERNAL USE

The Code is intended solely for internal use by the Fund, and does not constitute an admission by any Fund as to any fact, circumstance, or legal conclusion.

Dated: August 14, 2003



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EXHIBIT A

Persons Covered by this Code of Ethics for Covered Officers:

Thomas F. Marsico, President, CEO, and Trustee of the Marsico Investment Fund

Christopher J. Marsico, Vice President and Treasurer of the Marsico Investment Fund